Exhibit 99

For Immediate Release

Contact:
Dana C. Gavenda, President and Chief Executive Officer
(585) 223-9080

           FSB COMMUNITY BANKSHARES, INC. ANNOUNCES THE COMPLETION OF
          ITS COMMUNITY OFFERING AND THE DATE OF THE COMPLETION OF ITS
                                 STOCK OFFERING

Fairport, New York, August 6, 2007 - FSB Community Bankshares, Inc. (the "Company"), the mid-tier holding company for Fairport Savings Bank, announced today that it concluded its community offering, including its syndicated community offering, on August 3, 2007. The Company closed its subscription offering on June 14, 2007. In the community offering and subscription offering, the Company accepted orders for 838,950 shares of its common stock at $10 per share, which is the minimum of the offering range.

Upon closing, FSB Community Bankshares, MHC, the Company's mutual holding company, will hold 946,050 shares of the Company's common stock, or 53.0% of the outstanding common stock, and 838,950 shares, or 47.0% of the outstanding common stock, will be owned by the public.

The Company expects to complete the offering on Friday, August 10, 2007 and expects that its common stock will be quoted on the OTC Bulletin Board beginning the week of August 13, 2007. The Company has not yet been assigned a ticker symbol for its common stock. The completion of the offering remains subject to confirmation by RP Financial, LC, the Company's independent appraiser, of the Company's existing appraisal and receipt of final regulatory approvals, including approval of the amount of stock sold in the offering.

This press release contains certain forward-looking statements about the proposed stock offering by the Company. These include statements regarding the proposed timing of the offering and the number of shares expected to be sold in the offering. Forward-looking statements can be identified by the fact that they do not relate strictly to historical or current facts. They often include words like "believe," "expect," "anticipate," "estimate" and "intend" or future or conditional verbs such as "will," "would," "should," "could" or "may." Certain factors that could cause actual results to differ materially from expected results include delays in the offering, changes in the interest rate environment, changes in general economic conditions, legislative and regulatory changes that adversely affect the business of Fairport Savings Bank, and changes in the securities markets. Except as required by law, the Company does not undertake any obligation to update any forward-looking statements to reflect changes in belief, expectations or events.

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This press release is neither an offer to sell nor a solicitation of an offer to buy any securities. The offer is made only by the prospectus. The shares of common stock offered by the Company are not savings accounts or savings deposits, may lose value and are not insured by the Federal Deposit Insurance Corporation or any other government agency.

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